                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------

                                                                    EXHIBIT 11.1
                                                                    ------------

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                               Year Ended May 31
                                                           --------------------------------------------------------
                                                                  2001                 2000               1999
                                                           -------------------   -----------------   --------------
NET INCOME
     Net income applicable to common shares for basic
         earnings per share                                 $        62,961      $       40,992      $       94,546
           Add back interest net of tax on convertible
           securities assumed to be converted                                                                 1,005
                                                            ---------------      --------------      --------------
     Net income applicable to common shares for diluted
         earnings                                           $        62,961      $       40,992      $       95,551
                                                            ===============      ==============      ==============
SHARES OUTSTANDING
     Weighted average shares for basic
       earnings per share                                           102,202             107,221             108,731

     Net issuable common share equivalents                               10                 163                 567

     Additional shares issuable assuming
       conversion of convertible securities                                                                   2,078
                                                            ---------------      --------------      --------------

         Total shares for diluted earnings per
           share                                            $       102,212      $      107,384      $      111,376
                                                            ===============      ==============      ==============

Basic Earnings Per Common Share                             $           .62      $          .38      $          .87
                                                            ===============      ==============      ==============

Diluted Earnings Per Common Share                           $           .62      $          .38      $          .87
                                                            ===============      ==============      ==============